Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of TapImmune Inc. on Form S-3 File No. 333-215258 of our report dated March 14, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of TapImmune, Inc. as of December 31, 2016 and 2015 and for the years ended, which report is included in this Annual Report on Form 10-K of TapImmune Inc. for the year ended December 31, 2016.

/s/ Marcum LLP

New York, NY

March 14, 2017